[INTERFACE LOGO]



                             CONTACT:  Daniel T. Hendrix
                                       President and Chief Executive Officer
                                       Patrick C. Lynch
                                       Chief Financial Officer
                                       (770) 437-6800

                                       FD Morgen-Walke:
                                       Christine Mohrmann, Lindsay Hatton
FOR IMMEDIATE RELEASE                  (212) 850-5600
---------------------


                  INTERFACE REPORTS FIRST QUARTER 2003 RESULTS

         ATLANTA, Georgia, April 23, 2003 - Interface, Inc. (Nasdaq: IFSIA), a worldwide commercial interiors products and services company, today announced results for the first quarter ended March 30, 2003.

         Sales in the first quarter 2003 were $210.2 million, compared with $226.7 million in the first quarter 2002. The Company recorded a pre-tax restructuring charge of $2.1 million during the first quarter 2003 in connection with its previously-announced restructuring initiative designed to rationalize manufacturing operations in its fabrics division and further reduce worldwide workforce. Operating loss was $3.4 million in the first quarter 2003, versus operating income of $10.6 million in the first quarter 2002. Loss from continuing operations was $9.0 million, or $0.18 per share, in the first quarter 2003, compared with break-even results from continuing operations in the first quarter 2002. Net loss for the first quarter 2003 was $10.4 million, or $0.21 per share, compared with a first quarter 2002 net loss of $0.1 million, or $0.00 per share.

         "Our decline in sales in the first quarter was in line with industry performance, reflecting the effects of a prolonged economic downturn, exacerbated by market uncertainty in the face of the war in Iraq," said Daniel
T. Hendrix, President and Chief Executive Officer. "We also experienced delays in implementing cost reductions in the fabrics business, which are now back on track. Our management team is focused on the fundamentals, and that has kept us in a market leadership position. We are implementing strategies that strengthen our position in our core office market as well as improve our ability to meet the needs of a growing universe of customers. First, we've launched an exceptional marketing campaign branded i2(TM), our initiative to drive the modular concept within the total commercial market - including hospitality, retail, education, healthcare and government. This segmentation initiative is paying immediate dividends,

INTERFACE REPORTS FIRST QUARTER 2003 RESULTS                                -2-


particularly in the education sector, which should generate significant sales in the second quarter as we enter the schools' buying season."

          "Secondly, our launch of InterfaceFLOR in the residential market during the first quarter has generated exciting early success. This penetration of the residential market represents a new and significant upside in our long-term prospects for growth," Hendrix said.

          Hendrix also noted the successful market segmentation efforts underway in the Company's broadloom business, which is operating at a lower break-even point as a result of cost-cutting initiatives that will be realized in the second quarter. Other highlights included continued improved business, year over year, in both Europe and Asia-Pacific.

          He concluded, "We are beginning to sense an improvement in the tone of the business, evidenced by orders of $230 million received during the first quarter. We believe the uncertainty associated with the war caused many customers to delay their projects, which contributed to a $14 million increase in our backlog going into the second quarter as compared with year-end 2002. Considering our increased backlog, our market segmentation headway and our continued aggressive efforts to reduce costs and improve liquidity, we believe we are better positioned for the remainder of the year. Consequently, we are targeting improvements in revenues, operating income and bottom line results in the second quarter 2003. We also anticipate generating free cash flow of $25 million in the second quarter. This free cash flow is derived by an expected $30 million of cash provided by operating activities, which includes a tax refund, less an expected $5 million of cash used in investing activities - both as determined in accordance with GAAP."

          The Company will host a conference call tomorrow, April 24, 2003, at 9:00 a.m. Eastern Time, to discuss its first quarter 2003 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://www.firstcallevents.com/service/ajwz380050401gf12.html or through the Company's website at http://www.interfaceinc.com/results/investor/news.php. The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through Friday, May 23, 2003 at 11:59 p.m. Eastern Time.

          Interface, Inc. is a recognized leader in the worldwide commercial interiors market, offering floorcoverings, fabrics and interior architectural products. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value. The Company is the world's largest manufacturer of modular carpet under the Interface,

INTERFACE REPORTS FIRST QUARTER 2003 RESULTS                                -3-


Heuga, Bentley and Prince Street brands, and through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The Company provides specialized carpet replacement, installation, maintenance and reclamation services through its Re:Source Americas service network. The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Stevens Linen, Toltec, Intek, Chatham, Camborne and Glenside brands. In addition, the Company provides specialized fabric services through its TekSolutions business; produces raised/access flooring systems under the TecCrete, TecFlor, TecSteel and InterCell brands; and markets modular wiring systems under the Interface PeoplePower brand.


          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Safe Harbor Compliance Statement for Forward-Looking Statements" in Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do," "Sales of our principal products may be affected by cycles in the construction and renovation of commercial and institutional buildings," "Our continued success depends significantly upon the efforts, abilities and continued service of our senior management executives and our design consultants," "Our substantial international operations are subject to various political, economic and other uncertainties," "Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors," "Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us," "Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us," and "Our Rights Agreement could discourage tender offers or other transactions that could result in shareholders receiving a premium over the market price for our stock." Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

                                - TABLES FOLLOW -

INTERFACE REPORTS FIRST QUARTER 2003 RESULTS                                -4-


CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS        THREE MONTHS ENDED
                                                   ---------------------------
(In thousands, except per share data)              3/30/03             3/31/02
                                                   ---------         ---------
Net Sales                                          $ 210,210         $ 226,671
Cost of Sales                                        154,511           161,078
                                                   ---------         ---------
      Gross Profit                                    55,699            65,593
Selling, General & Administrative Expense             57,040            55,011
Restructuring Charge                                   2,086                --
                                                   ---------         ---------
      Operating Income (Loss)                         (3,427)           10,582
Interest Expense                                      10,180            10,352
Other Expense, Net                                        93               269
                                                   ---------         ---------
      Loss Before Taxes                              (13,700)              (39)
Income Tax Benefit                                    (4,658)              (36)
                                                   ---------         ---------
      Loss from Continuing Operations                 (9,042)               (3)
Discontinued Operations (net of tax)                  (1,312)             (103)
                                                   ---------         ---------
Net Loss                                           $ (10,354)        $    (106)
                                                   =========         =========

Basic and diluted loss per share:
       Continuing Operations                       $   (0.18)        $    0.00
       Discontinued Operations                         (0.03)             0.00
                                                   ---------         ---------
Basic and diluted loss per share                   $   (0.21)        $    0.00
                                                   =========         =========

Basic and diluted common shares outstanding           50,211            50,017
                                                   =========         =========

CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)                                       3/30/03          12/29/02
                                                   ---------         ---------
ASSETS
      Cash                                         $  22,959         $  34,134
      Accounts Receivable                            129,638           137,486
      Inventories                                    144,228           134,656
      Other                                           50,229            42,953
      Assets of business held for sale                18,613            17,492
                                                   ---------         ---------
           Total Current Assets                      365,667           366,721
      Property, Plant & Equipment                    209,626           213,059
      Other Assets                                   289,799           283,730
                                                   ---------         ---------
           Total Assets                            $ 865,092         $ 863,510
                                                   =========         =========

LIABILITIES
      Current Liabilities                          $ 174,607         $ 168,912
      Long-Term Debt                                   2,504                --
      Senior and Senior Subordinated Notes           445,000           445,000
      Other Liabilities                               25,124            25,427
                                                   ---------         ---------
           Total Liabilities                         647,235           639,339
      Shareholders' Equity                           217,857           224,171
                                                   ---------         ---------
           Total Liabilities and Shareholders'
             Equity                                $ 865,092         $ 863,510
                                                   =========         =========